EXHIBIT 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2015 Financial Results

-- Conference Call Tomorrow, March 8, at 9:00 a.m. ET --

SEATTLE, WA -- March 7, 2016 -- Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the fourth quarter and year ended December 31, 2015, which include:

•

For 4Q 2015, sales revenues of OMIDRIA® (phenylephrine and ketorolac injection) 1% / 0.3% were $6.7 million, a 105% increase over 3Q, with OMIDRIA units shipped by wholesalers (“sell-through”) increasing 74% over 3Q.

•	2015 revenues were $13.5 million, $13.3 million of which were from OMIDRIA sales following broad U.S. launch in April 2015.
•

Net loss in 4Q 2015 was $19.8 million, or $0.52 per share, and, for the full year of 2015, was $75.1 million, or $2.00 per share. Both periods include a $1.3 million ($0.03 per share in 4Q) charge for early extinguishment of previously existing debt. In addition, non-cash expenses for 4Q and the full year of 2015 were $2.8 million, or $0.07 per share, and $11.0 million, or $0.29 per share, respectively.

•	Expanded Phase 2 OMS721 clinical trials to include immunoglobulin A (IgA) nephropathy and other complement-related renal disorders.
•	Launched OMIDRIAssure™ Reimbursement Services Program to expand patient access to OMIDRIA.
•	Closed secured credit facility in December 2015, receiving $22.3 million in net proceeds with an additional $20.0 million available dependent on achieving certain OMIDRIA revenues.

“We are pleased with the quarter-over-quarter growth in OMIDRIA sales and look forward to accelerating sales in 2016 now that we have a full cadre of ‘in-house’ sales representatives, broader regional access across the U.S. and increasing utilization of our OMIDRIAssure program by surgeons and facilities nationwide,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Our pipeline continues to make significant strides, expanding our OMS721 Phase 2 program to include IgA nephropathy and other renal disorders, continuing to advance OMS824 in Huntington’s disease and preparing to move both OMS527, our PDE7 inhibitor for the treatment of addictions, and OMS616, our plasmin inhibitor to treat bleeding disorders, into the clinic in 2017. These developments, together with continued progress in our MASP-3 and GPCR programs, promise to make 2016 an exciting year for Omeros.”

Fourth Quarter and Recent Highlights and Developments

•	Highlights and developments regarding OMS721, the company’s lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) program for the treatment of thrombotic microangiopathies (TMAs), including atypical hemolytic uremic syndrome (aHUS), include:
o

Based on the positive efficacy and safety data in TMAs as well as the known biology of complement-related renal disorders, Omeros is currently expanding clinical trials to evaluate OMS721 in IgA nephropathy and other complement-related renal disorders.

o

Physicians in Finland, based on review of OMS721 data, requested access to OMS721 under a Special License, granted by the Finnish regulatory authorities, for compassionate use in a patient with aHUS. The patient was previously treated with Soliris® (eculizumab) but did not have an adequate response according to the requesting physicians and was continuing to display signs of active aHUS.

•

To help ensure that patients, surgeons and facilities can access the benefits of OMIDRIA, Omeros introduced the OMIDRIAssure™ Reimbursement Services Program in 4Q 2015 with comprehensive reimbursement services including two patient assistance programs to cover the cost of OMIDRIA: (1) the “Equal Access” Patient Assistance Program for financially eligible government-insured and uninsured patients and (2) the “We Pay the Difference” Commercial Reimbursement Program for patients with insufficient commercial insurance.

•

An additional U.S. Patent directed to methods of using OMIDRIA was granted to Omeros and will issue on March 8, 2016. This additional patent was granted by the U.S. Patent and Trademark Office after the Patent Office considered all prior art that was identified by Par Sterile Products, LLC and Par Pharmaceutical, Inc., or Par, in its Paragraph IV Notice Letter concerning its Abbreviated New Drug Application requesting FDA approval for a generic version of OMIDRIA, which could be approved no earlier than the end of January 2018 while the company’s lawsuit against Par is pending. Omeros will seek leave to amend its complaint for patent infringement against Par to enforce this patent in addition to the three other OMIDRIA patents already included in Omeros’ complaint.

•

A U.S. Patent was granted to Omeros that is directed to the use of any phosphodiesterase-7, or PDE7, inhibitor to treat any substance addiction or any addictive or compulsive behavior.  Omeros expects to advance its OMS527 PDE7 inhibitor program into the clinic in 2017.

•

The company closed a $70.0 million secured credit facility with Oxford Finance and East West Bank (Credit Facility), receiving $22.3 million in net proceeds at closing. Omeros has the ability, subject to the satisfaction of certain conditions including the achievement of net revenue milestones for OMIDRIA, to access the final $20.0 million of the credit facility in two tranches until June 30, 2017.

•

Omeros hired 26 of its previously contracted OMIDRIA field sales representatives effective January 1, 2016. The remaining territories were filled by hiring additional seasoned representatives, many with focused ophthalmology experience. Omeros currently employs 37 dedicated sales representatives. In January 2016, Omeros also entered into a commission-only contract sales agent agreement with Precision Lens to cover territories in the Midwest that are not covered by the company’s in-house sales force.

Financial Results

Fourth Quarter 2015

For the quarter ended December 31, 2015, OMIDRIA product sales revenue was $6.7 million. This compares to grant revenue of $180,000 for the same period in 2014. OMIDRIA units sold by the company’s wholesalers to ambulatory surgery centers (ASCs) and hospitals increased 74% from the third quarter, reflecting broad-based increases across average daily sales, average number of daily orders, average number of vials per order and new accounts.

Total costs and expenses for the three months ended December 31, 2015 were $24.7 million compared to $20.2 million for the same period in 2014. The increase in the current year quarter was primarily due to increased OMS721 research and development activities and sales and marketing costs associated with the 2015 U.S. commercial launch of OMIDRIA.

In December 2015, the company incurred a $1.3 million loss ($0.03 per share) on early extinguishment of debt associated with the initiation of a new secured credit facility and the prepayment of Omeros’ prior secured credit facility.

For the three months ended December 31, 2015, Omeros reported a net loss of $19.8 million, or $0.52 per share, which included noncash expenses of $2.8 million ($0.07 per share). This compares to a net loss of $20.7 million, or $0.61 per share, for the same period in 2014, which included noncash expenses of $4.2 million ($0.12 per share).

At December 31, 2015, the company had cash, cash equivalents and short-term investments of $28.3 million. In addition, the company had $10.0 million of restricted cash on hand to satisfy its Credit Facility covenant.

Full Year 2015

Revenue for the full year 2015 was $13.5 million, comprised in total of $13.3 million of OMIDRIA product sales and $245,000 in grant revenue, compared to $539,000 in grant revenue for the full year 2014.

Total costs and expenses for the year ended December 31, 2015 were $84.7 million, an increase of $14.2 million compared to 2014. The 2015 increase related primarily to additional expenses in connection with the U.S. commercial launch of OMIDRIA and to increased employee costs.

For the full year 2015, Omeros reported a net loss of $75.1 million or $2.00 per share, including non-cash expenses of $11.0 million or $0.29 per share. This compares to a net loss of $73.7 million or $2.22 per share in 2014, including non-cash expenses of $11.7 million or $0.35 per share.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The event will be held tomorrow, March 8, at 6:00 a.m. Pacific Time (PT); 9:00 a.m. Eastern Time (ET). To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 63518671. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 63518671.

To access the live or subsequently archived webcast of the conference call, go to the Company’s website at www.omeros.com and go to “Events” under the Investors section of the website. To access the live call, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3%, was broadly launched in the U.S. in April 2015 for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has five clinical-stage development programs focused on: complement-related thrombotic microangiopathies; complement-mediated glomerulopathies; Huntington’s disease and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with urologic surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development, and a platform used to generate antibodies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization including with respect to OMIDRIA®, Omeros’ ability to partner and commercialize OMIDRIA in Europe, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation including pending patent litigation related to an application seeking approval from the FDA to market a generic version of OMIDRIA, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s filings with the Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues:
Product sales, net	$6,657	$—	$13,264	$—
Grant revenue	18	180	245	539
Total revenue	6,675	180	13,509	539
Costs and expenses:
Cost of product sales	417	—	1,041	—
Research and development	14,897	11,750	48,379	47,946
Selling, general and administrative	9,401	8,405	35,327	22,601
Total costs and expenses	24,715	20,155	84,747	70,547
Loss from operations	(18,040)	(19,975)	(71,238)	(70,008)
Interest expense	(808)	(915)	(3,573)	(3,470)
Loss on early extinguishment of debt	(1,315)	—	(1,315)	—
Other income (expense), net	337	177	1,030	(195)
Net loss	$(19,826)	$(20,713)	$(75,096)	$(73,673)
Basic and diluted net loss per share	$(0.52)	$(0.61)	$(2.00)	$(2.22)
Weighted-average shares used to compute Basic and diluted net loss per share	37,987,282	34,101,139	37,560,257	33,234,294

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2015	2014
Cash, cash equivalents and short-term investments	$28,263	$6,886
Working capital (deficit)	20,893	(9,274)
Restricted cash and investments	10,679	679
Total assets	48,995	10,834
Total current liabilities	16,253	18,315
Notes payable	49,842	32,453
Accumulated deficit	(403,142)	(328,046)
Total shareholders’ deficit	(26,234)	(42,654)